Exhibit 99.1

VAIL RESORTS

FOR IMMEDIATE RELEASE

Media Contact: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

JEFFREY W. JONES NAMED TO VAIL RESORTS BOARD OF DIRECTORS

BROOMFIELD, Colo. – June 5, 2008 – Vail Resorts (NYSE:MTN) today announced the appointment of Jeffrey W. Jones, senior executive vice president and chief financial officer of Vail Resorts, to the Company's Board of Directors on June 2, 2008.

Mr. Jones joined Vail Resorts in September 2003 and was named senior vice president and chief financial officer in November 2003. In February 2006, Mr. Jones was appointed senior executive vice president and chief financial officer. From 1999 to 2003 Mr. Jones served as executive vice president and chief financial officer of Clark Retail Enterprises, Inc. in Chicago, Ill. Prior to that, Mr. Jones served in various finance and accounting leadership positions. Mr. Jones is a member of the American Institute of Certified Public Accountants and a director and chairman of the audit committee of iPCS, Inc.

Vail Resorts Chief Executive Officer Rob Katz commented, “Jeff has made an incredible contribution to Vail Resorts from the moment he arrived in 2003. While immediately making great strides in our finance and accounting areas, Jeff has also brought our banking and investor relations efforts, as well as our strategic development activities to a whole new level. He is a key leader on our executive team.  I am very excited to have Jeff's insights and participation added to our terrific board."

Other members of the nine-person Vail Resorts Board of Directors include: Chairman Joe R. Micheletto, vice chairman of Ralcorp Holdings, Inc.; Roland A. Hernandez, founding principal and chief executive officer of Hernandez Media Ventures; Thomas D. Hyde, executive vice president and corporate secretary of Wal-Mart Stores, Inc.; Robert A. Katz, chief executive officer of Vail Resorts; Richard D. Kincaid, principal and founder of Lakeshore Holdings, LLC; John T. Redmond, former president and chief executive officer of MGM Grand Resorts; John F. Sorte, president of Morgan Joseph & Co.; and William P. Stiritz, chairman of the board of Ralcorp Holdings, Inc.

About Vail Resorts
Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and in the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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